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Exhibit 10.20

Mr A Steeples

Pentle House

Shenstone Hill

Berkhampstead

Hertfordshire

HP4 2PA

15th June 2011

Dear Adrian

Referring to recent discussions, we hereby confirm that effective from 1st July 2011 your contract of employment dated 7th December 2010 will be amended as detailed below.

Remuneration & Expenses

With effect from 1st January 2012, for the purpose of your employment, a suitable motor car will be provided. Currently company cars are leased, on a total costs contract, and for your grade you will be able to choose a category 2 car with a current maximum monthly cost of £900 exclusive of VAT.

Also with effect from 1st January 2012 the payment of £400 per month detailed in paragraph 5.2 and the reimbursement of business mileage at 19p per mile detailed in paragraph 5.3 of your original contract will be stopped.

Pension & Life Assurance

You will now be eligible to join the Company contributory occupational pension scheme, and the monthly allowance of £800 detailed in paragraph 8 of your original contract will stop with effect from the first day of the month when you join the scheme.

All other employment conditions and all company rules and practices will remain unchanged.

Would you please sign one copy of this letter, to confirm your agreement to the changes, and return it to myself.

Yours sincerely,

For agreement:

/s/ Mike Flower

Mike Flower                                                                          A Steeples             /s/ A. Steeples

Finance & SDO Manager

Company Secretary                                                             Date Signed           19/7/2011

Quaker Chemical Ltd